As filed with the Securities and Exchange Commission on September 16, 2003

                                                                                                                                                       Registration No. 333-97475

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

IKON OFFICE SOLUTIONS, INC.
_______________________________
(Exact name of Registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	23-0334400 (I.R.S. Employer Identification No.)

70 Valley Stream Parkway
Malvern, PA 19355
(Address of Principal Executive Offices) (Zip Code)
_______________________________

Don H. Liu
Senior Vice President, General Counsel and Secretary
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
(610) 296-8000

(Name, address, including zip code, and telephone number,
including area code of agent for service)

WITH COPIES OF NOTICES TO:

Robert Rosenman, Esq.
Cravath, Swaine & Moore, LLP
Worldwide Plaza
825 Eight Avenue
New York, New York 10019

_______________________________

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

EXPLANATION NOTE

        The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of IKON Office Solutions Inc. (333-97475) is to amend the table under the caption “Selling Securityholders” in the prospectus to add the names of holders of Notes not previously included as well as to reflect transfers of certain Notes. In addition, certain other disclosures in the prospectus have been updated.

PROSPECTUS

_______________________________

IKON OFFICE SOLUTIONS, INC.

COMMON STOCK
19,960,079 SHARES ISSUABLE UPON CONVERSION
OF IOS CAPITAL, LLC
5% CONVERTIBLE SUBORDINATED NOTES DUE 2007

        This prospectus relates to the resale by the selling securityholders named in this prospectus of up to 19,960,079 shares of common stock of IKON Office Solutions, Inc. (“IKON” or the “Company”) issuable upon the conversion of the IOS Capital, LLC 5% Convertible Subordinated Notes due 2007 (the “Notes”). We will not receive any proceeds from the sale of these shares.

        You should read this prospectus together with the documents incorporated by reference in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the trading symbol “IKN.”

        On September 15, 2003 the last reported sale price of our common stock on the New York Stock Exchange was $7.38.

        Holders of the Notes may convert their notes into shares of our common stock at a conversion price of $15.03 per share (subject to adjustment in certain events) at any time following issuance of the Notes, unless we have previously redeemed or repurchased the Notes or unless the Notes have matured.

        The shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable. The selling securityholders listed in this Prospectus may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 19 for a discussion of these and other distribution matters.

        INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 FOR A DISCUSSION OF THE RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is September 16, 2003.

THE COMPANY

IKON Office Solutions, Inc.

        IKON is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for office, production and outsourcing needs, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting and e-business development.

        IKON has locations worldwide, including locations in the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, Denmark and the Netherlands. IKON’s locations in the United States, Canada and Mexico make IKON the largest independent distribution network of office equipment in North America.

        IKON primarily distributes equipment made by Canon, Ricoh, Hewlett-Packard and Océ. IKON has not and does not currently enter into long-term supply contracts with its vendors and has no current plans to do so in the future. Customers include large and small businesses, professional firms and government agencies.

        IKON provides products and services to help businesses of all sizes manage document workflow and increase efficiency. IKON seeks to grow its revenues by increasing its market share, expanding market opportunities, and strengthening operating margins by improving productivity and lowering fixed costs.

        IKON’s principal executive offices are located at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355, (610) 296-8000.

RISK FACTORS

        An investment in the common stock of IKON involves a high degree of risk. Before you decide to purchase the common stock of IKON, you should carefully consider these risk factors together with all of the other information included in this prospectus.

RISKS RELATED TO IKON’S BUSINESS

        IF IOS CAPITAL, LLC IS UNABLE TO ACCESS CAPITAL TO FINANCE LEASES AT COMPETITIVE RATES, IKON MAY LOSE CUSTOMERS TO COMPETITORS OFFERING MORE FAVORABLE LEASING TERMS.

        A significant portion of our profits are derived from the financing of equipment provided to our customers. Our ability to provide such financing at competitive rates and to realize profitable margins is highly dependent upon our costs of borrowing. If IKON is unable to continue to have access to its funding sources on terms that allow it to provide leases on competitive terms, IKON’s business could be adversely affected, as IKON’s customers could seek to lease equipment from competitors offering more favorable leasing terms. For the third quarter ended June 30, 2003, approximately 80% of equipment sold by IKON in North America was financed through IOS Capital, LLC (“IOSC”), IKON’s captive leasing subsidiary.

IOSC accesses capital using asset securitization transactions, including revolving asset securitization conduit arrangements, public and private offerings of its debt securities, borrowings from commercial lenders and loans from IKON. IOSC relies primarily on asset securitization transactions to finance its lease receivables. There is no assurance that we will continue to have access to our current funding sources, or that we will be able to obtain additional funding on terms that would allow us to provide leases on competitive terms. In particular, during the quarter ended June 30, 2003, Moody’s Investor Services (“Moody’s”) lowered the Company’s senior unsecured credit rating from Baa2 to Ba1 (maintaining our rating under review for further downgrade) and Standard and Poor’s (“S&P”) placed the Company’s BBB- rating on CreditWatch. On August 1, 2003 S&P reaffirmed the Company’s BBB- rating with a negative outlook and removed the Company from CreditWatch. Our access to certain credit markets is dependent upon our credit ratings. Although the Company is currently rated investment grade by Standard and Poor’s, any negative changes to our credit ratings, including any further downgrades, could reduce our access to certain credit markets. There is no assurance that these credit ratings can be maintained and/or the credit markets can be readily accessed.

        IKON’S PRINCIPAL VENDORS ARE ALSO ITS COMPETITORS IN THE SALE, LEASING AND SERVICING OF OFFICE EQUIPMENT AND OTHER PRODUCTS, AND THESE AND OUR OTHER COMPETITORS MAY BE POSITIONED TO OFFER MORE FAVORABLE PRODUCT AND SERVICE TERMS TO THE MARKETPLACE, RESULTING IN REDUCED PROFITABILITY AND LOSS OF MARKET SHARE FOR IKON.

        IKON operates in a highly competitive environment. A number of companies worldwide with significant financial resources compete with IKON to provide similar products and services, such as Canon, Ricoh, Danka, Pitney Bowes and Xerox. Our competitors may be positioned to offer more favorable product and service terms to the marketplace, resulting in reduced profitability and loss of market share for IKON. Some of our competitors are also suppliers to IKON of the products we sell, service and lease. Competition is based largely upon technology, performance, pricing, quality, reliability, distribution, customer service and support. In addition, we compete against smaller local independent office products distributors. Financial pressures faced by our competitors may cause them to engage in uneconomic pricing practices, which could cause the prices that IKON is able to charge in the future for its products and services to be less than it has historically charged. Our future success is based in large part upon our ability to successfully compete in the markets we currently serve and to expand into additional products and services offerings. These risks could lead to a loss of market share for IKON, resulting in a negative impact on our results of operations.

        BECAUSE IKON DERIVES MOST OF ITS REVENUES BY DISTRIBUTING AND SERVICING PRODUCTS DESIGNED AND MANUFACTURED BY THIRD PARTIES, IKON MAY BE UNABLE TO ANTICIPATE CHANGES IN THE MARKETPLACE AND, AS A RESULT, COULD LOSE MARKET SHARE.

        Our business is driven primarily by customers’ needs and demands and by the products developed and manufactured by third parties. Because IKON distributes products developed and manufactured by third parties, IKON’s business would be adversely affected if its suppliers fail to anticipate which products or technologies will gain market acceptance or if IKON cannot sell these products at competitive prices. IKON cannot be certain that its suppliers will permit IKON to distribute their newly developed products, or that such products will meet our customers’ needs and demands. Additionally, because some of our principal competitors design and manufacture new technology, those competitors may have a competitive advantage over IKON. To successfully compete, IKON must maintain an efficient cost structure, an effective sales and marketing team and offer additional services that distinguish IKON from its competitors. Failure to execute these strategies successfully could result in reduced market share for IKON or could have an adverse impact on its results of operations.

        BECAUSE IKON HAS A LIMITED NUMBER OF PRODUCT VENDOR RELATIONSHIPS, IF IKON’S RELATIONSHIP WITH ANY OF ITS VENDORS OR THE FINANCIAL CONDITION OF THESE VENDORS DETERIORATES, IKON MAY LOSE CUSTOMERS AND ITS RESULTS OF OPERATION COULD SUFFER SIGNIFICANTLY.

        IKON’s access to equipment, parts and supplies depends upon its relationships with, and its ability to purchase equipment on competitive terms from its principal vendors, Canon and Ricoh. IKON has not and does not currently enter into long-term supply contracts with these vendors, and we have no current plans to do so in the future. These vendors are not required to use IKON to distribute their equipment and are free to change the prices and other terms at which they sell to us. In addition, IKON competes with the direct selling efforts of these vendors. Significant deterioration in relationships with, or in the financial condition of, these significant vendors could have an adverse impact on IKON’s ability to sell and lease equipment as well as its ability to provide effective service and technical support. If IKON lost one of these vendors, or if one of the vendors ceased operations, IKON would be forced to expand its relationship with the other vendor, seek out new relationships with other vendors or risk a loss in market share due to diminished product offerings and availability.

        FAILURE TO IMPLEMENT IKON’S PRODUCTIVITY INITIATIVES COULD RESULT IN A LOSS OF PROFITS AND AN ADVERSE EFFECT ON IKON’S RESULTS OF OPERATIONS.

        IKON’s ability to improve its profit margins is largely dependent on the success of its productivity initiatives to streamline its infrastructure. Such initiatives are aimed at making IKON more profitable and competitive in the long-term and include initiatives such as centralized credit and purchasing, shared services and the implementation of e-IKON, a comprehensive, multi-year initiative designed to web-enable IKON’s information technology infrastructure. IKON’s ability to improve its profit margins through the implementation of these productivity initiatives is dependent upon certain factors that IKON cannot entirely control, including the implementation and transition costs and expenses associated with the initiatives. Our failure to successfully implement these productivity initiatives, or the failure of such initiatives to result in improved margins, could have a material adverse effect on our liquidity, financial position and results of operations.

        IKON OPERATES IN SEVERAL COUNTRIES OUTSIDE OF THE UNITED STATES, AND VARIOUS FACTORS RELATING TO THESE INTERNATIONAL OPERATIONS COULD MATERIALLY AFFECT IKON’S RESULTS OF OPERATIONS.

        IKON operates in 8 countries outside of the United States. Approximately 14% of our revenues are derived from our international operations, and approximately 75% of those revenues are derived from Canada and the United Kingdom. Political or economic instability in Canada or the United Kingdom could have a material adverse impact on our results of operations. IKON’s future revenues, costs of operations and profits could be affected by a number of factors related to its international operations, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political condition, trade protection measures, licensing and other legal requirements and local tax issues. Unanticipated currency fluctuations in the Canadian Dollar, British Pound or Euro vis-a-vis the U.S. Dollar could lead to lower reported consolidated results of operations due to the translation of these currencies.

        FAILURE TO BE IN COMPLIANCE WITH ANY MATERIAL PROVISION OF OUR CREDIT FACILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY, FINANCIAL POSITION AND RESULTS OF OPERATIONS.

        During fiscal 2002 we obtained a $300,000,000 unsecured credit facility (the “Credit Facility”) with a group of lenders. The Credit Facility contains affirmative and negative covenants, including limitations on certain fundamental changes, investments and acquisitions, mergers, certain transactions with affiliates, creation of liens, asset transfers, payment of dividends, intercompany loans and certain restricted payments. The Credit Facility does not affect our ability to continue to securitize lease receivables. The Credit Facility matures on May 24, 2005. During the third quarter of fiscal 2003, the Company tendered and defeased all of IOSC’s 9.75% Notes due June 15, 2004, which removed an early maturity provision within the Credit Facility. The Credit Facility also contains certain financial covenants, including: (i) corporate leverage ratio; (ii) consolidated interest expense ratio; (iii) consolidated asset test ratios; and (iv) limitations on capital expenditures. The Credit Facility contains defaults customary for facilities of this type. In order to provide certain financial flexibility under the corporate leverage ratio, during the third quarter of fiscal 2003 the covenant was modified through March 2004, and the covenant as modified is as follows: (i) at September 30, 2003, 3.75 to 1.00; (ii) at December 31, 2003, 3.60 to 1.00; (iii) at March 31, 2004, 3.40 to 1.00 and (iv) at June 30, 2004 and as of the last day of each quarterly period thereafter, 3.00 to 1.00. This covenant measures a ratio of the Company’s business earnings (excluding finance income and finance expense associated with our financing operations) to corporate non-finance subsidiary debt. As of June 30, 2003, the corporate leverage ratio was 3.40 to 1.00. Failure to be in compliance with any material provision of the Credit Facility, including, without limitation, the financial covenants described above, could have a material adverse effect on our liquidity, financial position and results of operations.

        FAILURE TO OBTAIN ADEQUATE PRICING FOR THE EQUIPMENT, SUPPLIES AND SERVICES WE OFFER COULD MATERIALLY AFFECT OUR RESULTS OF OPERATIONS.

        Our ability to succeed is dependent upon our ability to obtain adequate pricing for the equipment, supplies and services we offer. Depending on competitive market factors, future prices we can obtain for the equipment, supplies and services we offer may vary from historical levels.

RISKS RELATED TO IKON COMMON STOCK

        THE PRICE OF IKON COMMON STOCK HAS FLUCTUATED WIDELY DURING THE PAST SEVERAL YEARS AND MAY FLUCTUATE WIDELY IN THE FUTURE, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE IKON COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES WHEN YOU WANT AND AT PRICES YOU FIND ATTRACTIVE.

        IKON common stock is traded on the New York Stock Exchange and has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of IKON common stock without regard to IKON’s operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts’ estimates and financial performance and other activities of other publicly traded companies in the office equipment and equipment leasing industries could cause the price of IKON common stock to fluctuate substantially. Any similar fluctuations in the future could adversely affect the market price of IKON common stock.

FORWARD-LOOKING STATEMENTS

        IKON has provided information in this prospectus, including certain statements incorporated by reference herein, which constitute “forward-looking statements.” These “forward-looking” statements include, but are not limited to, statements regarding the following:

o	growth opportunities and increasing market share;
o	productivity and infrastructure initiatives;
o	earnings, revenue, cash flow, margin, and cost-savings projections;
o	the effect of competitive pressures on equipment sales;
o	expected savings and lower costs from our productivity and infrastructure initiatives;
o	developing and expanding strategic alliances and partnerships;

o	the impact of e-commerce and e-procurement initiatives;
o	the implementation of e-IKON;
o	anticipated growth rates in the digital and color equipment and outsourcing industries;
o	the effect of foreign currency exchange risk;
o	the reorganization of the Company's business segments and the anticipated benefits of operational synergies related thereto; and
o	the Company's ability to finance its current operations and its growth initiatives.

        Although IKON believes the expectations contained in such “forward-looking” statements are reasonable, you cannot be assured that such expectations will prove correct. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to IKON or IKON’s management, are intended to identify “forward-looking” statements. Such statements reflect IKON’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. You should read carefully the section of this prospectus under the heading “Risk Factors” beginning on page 2. For these statements, IKON claims protection under the safe harbor for “forward-looking” statements contained in Section 27A of the Securities Act.

SELLING SECURITYHOLDERS

        The number of shares of common stock provided in the table below is based on information provided to us by each of the selling securityholders as of September 16, 2003, and the percentages are based on the total number of shares of IKON common stock outstanding and the shares issuable upon conversion of the Notes. The number of shares of common stock that may be sold is calculated based on the current conversion price of $15.03 per share and is subject to adjustment as described under “Description of Notes — Conversion Rights.”

        Each of the selling securityholders listed herein may offer shares using this prospectus. This information may have changed as of the date hereof or may change from time to time in the future. The selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Accordingly, this information about the selling securityholders may be revised or updated over time. Any such change in this information will be set forth in prospectus supplements, if required.

        Because the selling securityholders may, pursuant to this prospectus, offer all or some portion of the common stock issuable upon conversion of the Notes, no estimate can be given as to the amount of the common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified may have sold, transferred or otherwise disposed of all or a portion of their notes, since the date on which they provided the information regarding their notes, in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

        Only selling securityholders identified as beneficially owning the Notes set forth opposite each such selling stockholder’s name in the table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the common stock issuable upon conversion of Notes by any holder not identified below, the registration statement, of which this prospectus forms a part, will be amended by a post-effective amendment to set forth the name and number of shares of common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling stockholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with IKON or any of their predecessors or affiliates during the three years prior to the date of the prospectus if such information has not been disclosed herein.

        None of the selling securityholders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.

        To the extent that any of the listed selling security holders are broker-dealers, they are deemed by the Securities and Exchange Commission to be, “underwriters” within the meaning of the Securities Act. With respect to selling securityholders that are affiliates of broker-dealers, IKON believes that such entities acquired their notes in the ordinary course of business and at the time of the purchase of Notes such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute those securities. To the extent that IKON determines that such entities did not acquire Notes in the ordinary course of business or did have such an agreement or understanding, IKON will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

        IKON has also been advised that only one affiliate of an Initial Purchaser purchased securities in the original offering of Notes. DeAm Convertible Arbitrage Fund, an affiliate of Deutsche Bank Securities Inc., purchased Notes in the ordinary course of business for investment purposes in the 144A offering. DeAm Convertible Arbitrage Fund received no compensation for investment banking services, or for other services, and IKON believes that DeAm Convertible Arbitrage Fund had no plans to dispose of its securities when it acquired them.

Selling Securityholder	Number of Shares of Common Stock that may be Sold by this Prospectus(1)	Percentage of Shares of Common Stock(2)

American Fidelity Assurance (3)	10,312	*
Alta Partners Holdings LDC**	1,729,873	1%
Argent Classic Convertible Arbitrage Fund L.P. (4)	153,027	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd. (5)	332,667	*
Argent LowLev Convertible Arbitrage Fund LLC (6)	106,453	*
Argent LowLev Convertible Arbitrage Fund Ltd. (7)	419,161	*
Arkansas Teachers Retirement System***	201,596	*
Bancroft Convertible Fund, Inc.**	83,166	*
Baptist Health of South Florida***	30,938	*
BCS Life Insurance Company (8)	19,960	*
Black Diamond Convertible Offshore LDC**	128,742	*
Black Diamond Offshore Ltd.**	64,670	*
BTPO Growth Vs Value**	266,134	*
Buckeye State Mutual Ins. Co. (9)	1,663	*
Central States Health & Life Co. of Omaha (10)	33,266	*
Chrysler Insurance Company (11)	146,373	*
Clinton Convertible Managed Trading Account I Limited**	45,575	*
Clinton Multistrategy Master Fund, Ltd**	236,460	*
Clinton Riverside Convertible Portfolio Limited**	249,567	*
Colonial Lloyds Insurance Co. (12)	1,330	*
Cumberland Insurance Company (13)	16,633	*
Cumberland Mutual Fire Insurance Company (14)	66,533	*
DeAm Convertible Arbitrage Fund (15)**	252,827	*
Double Black Diamond Offshore LDC**	321,556	*
Educators Mutual Life Insurance Company (16)	14,970	*
Ellsworth Convertible Growth and Income Fund Inc**	83,166	*
Employee's Retirement of N.O. Sewer/Water Board (17)	46,573	*
Engineers Joint Pension Fund***	18,962	*
Farmers Home Mutual Insurance Company (18)	13,306	*
Farmers Mutual Protective Association of Texas (19)	7,318	*
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund**	184,298	*
Fidelity Charles Street Trust: Fidelity Asset Manager**	329,673	*

Selling Securityholder	Number of Shares of Common Stock that may be Sold by this Prospectus(1)	Percentage of Shares of Common Stock(2)

Fidelity Charles Street Trust: Fidelity Asset Manager: Growth**	154,357	*
Fidelity Financial Trust/Fidelity Convertible Securities Fund**	891,550	*
Fidelity Securities Fund: Fidelity Dividend Growth Fund**	184,298	*
Financial American Life Insurance Company (20)	1,663	*
First American Properties and Casualty Insurance Company (21)	2,661	*
Goodville Mutual Casualty Company (22)	6,653	*
Guarantee Trust Life Insurance Company (23)	26,613	*
Gulf Investment Corporation (24)	23,286	*
HFR CA Select Fund (25)	66,533	*
Innovest Finanzdienstleistungs AG**	29,940	*
ISBA Mutual Insurance Company (26)	17,298	*
Kanawha Insurance Company (27)	66,533	*
Koch Industries Inc. Master Pension Trust (28)	26,613	*
Lancer Securities Cayman Ltd.**	49,900	*
Lumberman's Mutual Casualty**	28,276	*
Lyxor Master Fund (29)	133,067	*
Main Street America Assurance Company (30)	86,493	*
Main Street America Financial Corporation (31)	5,322	*
Main Street America Holdings (32)	39,920	*
Man Convertible Bond Master Fund, Ltd.**	484,896	*
Michigan Professional Insurance Exchange (33)	8,316	*
Midwest Family Mutual Insurance Company (34)	8,316	*
Motion Pictures Industry***	31,270	*
National Grange Mutual Insurance Company (35)	66,533	*
Nicholas Applegate Covertible Fund**	86,161	*
Nicholas Applegate Global Holdings LP**	2,328	*
Northern Income Equity Fund**	133,067	*
Palladin Securities LLP**	19,960	*
Physicians Life***	10,312	*
RBC Alternative Assets Convertible Fund, LP (36)	13,306	*
RBC Alternative Assets, L.P. (37)	19,960	*
Relative Value International Holdings, LLC (38)	166,333	*
Sage Capital (39)	279,441	*
San Diego City Retirement***	61,876	*
San Diego County Convertible***	93,147	*
San Diego County Employees Retirement Association***	139,720	*

Selling Securityholder	Number of Shares of Common Stock that may be Sold by this Prospectus(1)	Percentage of Shares of Common Stock(2)

Scor Life re Convertible Program (40)	11,976	*
Screen Actors Guild Pension Convertible***	28,609	*
St. Thomas Trading, Ltd.**	807,518	*
Sunrise Partners Limited Partnership (41)	465,735	*
Teachers Insurance and Annuity Association***	1,079,906	*
Texas Hospital Insurance Exchange (42)	1,663	*
The Coast Fund L.P. (43)	332,667	*
Thomas J. Conley Custody Account (44)	2,328	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Ltd**	83,166	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Portfolio**	16,633	*
Univest Mulitstrategy Convertible Fund (45)	19,960	*
Variable Insurance Products Fund II: Asset Manager Growth Portfolio**	13,639	*
Variable Insurance Products Fund II: Asset Manager Portfolio**	92,481	*
Wachovia Securities International Ltd**	1,064,537	*
Wachovia Securities, Inc**	1,212,907	*
Wake Forest University***	29,940	*
Wake Forest University Convertible Arbitrage***	24,950	*
Worldwide Transactions Ltd.**	17,298	*
WPG Convertible Arbitrage Overseas Master Fund LP (46)	86,493	*
WPG MSA Convertible Arbitrage Fund (47)	13,306	*
Writers Guild Industry Health Fund***	16,966	*
Xavex Convertible Arbitrage 2 Fund (48)	39,920	*
Xavex Convertible Arbitrage 10 Fund (49)	39,920	*
Zazove Convertible Securities Fund L.P. (50)	66,533	*
Zazove Hedged Convertible Fund L.P. (51)	179,640	*
Zazove Income Fund L.P. (52)	123,087	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o Argent International Management Company, LLC (53)	6,653	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o Zazove Associates, LLC (54)	189,620	*
All other beneficial owners (55)(56)	4,809,362	--

Total	19,960,079 (57)	13.64% (58)

        *Less than one percent

        **IKON has been informed that this entity is subject to the reporting obligations of the Exchange Act, or a majority-owned or controlled subsidiary of a reporting company under the Exchange Act, or a registered investment entity under the 1940 Act.

        ***Investment decisions and authority with respect to securities held by this beneficial owner are delegated among a large group of individuals, and no single natural person or small group of natural persons can be designated as having control over these securities.

        1      Assumes conversion of all of the Notes at a conversion rate of 66.53 shares of common stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment, however, in certain circumstances. As a result, the number of shares of common stock issuable upon conversion of the Notes may increase of decrease in the future.

        2      Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 146,333,770 shares of common stock outstanding as of August 12, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

        3      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of American Fidelity Assurance.

        4      Bruce MaMahan, Saul Schwartzman, and John Gordon have shared voting and/or investment power over the securities being registered on behalf of Argent Classic Convertible Arbitrage Fund L.P.

        5      Henry Cox and Alan Marshall have shared voting and/or investment power over the securities being registered on behalf of Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.

        6      Bruce MaMahan, Saul Schwartzman, and John Gordon have shared voting and/or investment power over the securities being registered on behalf of Argent LowLev Convertible Arbitrage Fund LLC.

        7      Henry Cox and Alan Marshall have shared voting and/or investment power over the securities being registered on behalf of Argent LowLev Convertible Arbitrage Fund Ltd.

        8      Gene Pretti and Stewart Foley have shared voting and/or investment power over the securities being registered on behalf of BCS Life Insurance Company.

        9      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of Buckeye State Mutual Insurance Company.

        10      Gene Pretti and Mark Shelstad have shared voting and/or investment power over the securities being registered on behalf of Central States Health & Life Co. of Omaha.

        11      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of Chrysler Insurance Company.

        12      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of Colonial Lloyds Insurance Co.

        13      Gene Pretti and Reed Nuttall have shared voting and/or investment power over the securities being registered on behalf of Cumberland Insurance Company.

        14      Gene Pretti and Reed Nuttall have shared voting and/or investment power over the securities being registered on behalf of Cumberland Mutual Fire Insurance Company.

        15       DeAm Convertible Arbitrage Fund is an affiliate of Deutsche Bank Securities, Inc.

        16      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of Educators Mutual Life Insurance.

        17      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Employee’s Retirement of N.O. Sewer/ Water Board.

        18      Gene Pretti and David Holdreith have shared voting and/or investment power over the securities being registered on behalf of Farmers Home Mutual Insurance.

        19      Gene Pretti and Kevin Adams have shared voting and/or investment power over the securities being registered on behalf of Farmers Mutual Protective Association of Texas.

        20      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of Financial American Life Insurance Co.

        21      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of First American Properties and Casualty Insurance Company.

        22      Gene Pretti and Kevin Adams have shared voting and/or investment power over the securities being registered on behalf of Goodville Mutual Casualty Company.

        23      Gene Pretti and Mark Shelstad have shared voting and/or investment power over the securities being registered on behalf of Guarantee Trust Life Insurance Company.

        24      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Gulf Investment Corporation.

        25      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of HFR CA Select Fund.

        26      Gene Pretti and Marco Bravo have shared voting and/or investment power over the securities being registered on behalf of ISBA Mutual Insurance Company.

        27      Gene Pretti and Reed Nuttall have shared voting and/or investment power over the securities being registered on behalf of Kanawha Insurance Company.

        28      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Koch Industries Inc. Master Pension Trust.

        29      Bruce McMahan, Saul Schwartzman, and John Gordon have shared voting and/or investment power over the securities being registered on behalf of Lyxor Master Fund.

        30      Gene Pretti and Stewart Foley have shared voting and/or investment power over the securities being registered on behalf of Main Street America Assurance Company.

        31      Gene Pretti and Stewart Foley have shared voting and/or investment power over the securities being registered on behalf of Main Street America Financial Corporation.

        32      Gene Pretti and Stewart Foley have shared voting and/or investment power over the securities being registered on behalf of Main Street America Holdings.

        33      Gene Pretti and Kevin Adams have shared voting and/or investment power over the securities being registered on behalf of Michigan Professional Insurance Exchange.

        34      Gene Pretti and Kevin Adams have shared voting and/or investment power over the securities being registered on behalf of Midwest Family Mutual Insurance Company.

        35      Gene Pretti and Stewart Foley have shared voting and/or investment power over the securities being registered on behalf of National Grange Mutual Insurance Company.

        36      Sheri Kaplan, as Investment Manager, has voting and/ or investment power over the securities being registered on behalf of RBC Alternative Assets Convertible Fund, L.P.

        37      Roger A. Blissett and Phillip B. Wiesner have shared voting and/ or investment power over the securities being registered on behalf of RBC Alternative Assets, L.P.

        38      Relative Value International Holdings, LLC is a hedge fund managed by Raymond Guan. Mr. Guan may be deemed to have voting and investment power with respect to the fund, but disclaims beneficial ownership of the listed securities.

        39      Peter DeLisser has voting and/ or investment power over the securities being registered on behalf of Sage Capital.

        40      Gene Pretti and John Schaefer have shared voting and/or investment power over the securities being registered on behalf of Scor Life re Convertible Program.

        41      S. Donald Sussman has voting and/ or investment power over the securities being registered on behalf of Sunrise Partners Limited Partnership.

        42      Gene Pretti and Kevin Adams have shared voting and/or investment power over the securities being registered on behalf of Texas Hospital Insurance Exchange.

        43      David Smith and Christopher Petitt have shared voting and/or investment power over the securities being registered on behalf of The Coast Fund, L.P.

        44      Gene Pretti and Kevin Adams have shared voting and/or investment power over the securities being registered on behalf of Thomas J. Conley Custody Account.

        45      Sheri Kaplan, as Investment Manager, has voting and/ or investment power over the securities being registered on behalf of Univest Mulitstrategy Convertible Fund, L.P.

        46      Sheri Kaplan, as Investment Manager, has voting and/ or investment power over the securities being registered on behalf of WPG Convertible Arbitrage Overseas Master Fund L.P.

        47      Sheri Kaplan, as Investment Manager, has voting and/ or investment power over the securities being registered on behalf of WPG MSA Convertible Arbitrage Fund.

        48      Bruce McMahan, Saul Schwartzman, and John Gordon have shared voting and/or investment power over the securities being registered on behalf of Xavex Convertible Arbitrage 2 Fund.

        49      Bruce McMahan, Saul Schwartzman, and John Gordon have shared voting and/or investment power over the securities being registered on behalf of Xavex Convertible Arbitrage 10 Fund.

        50      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Zazove Convertible Securities Fund L.P.

        51      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Zazove Hedged Convertible Fund L.P.

        52      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Zazove Income Fund L.P.

        53      Bruce McMahan, Saul Schwartzman, and John Gordon have shared voting and/or investment power over the securities being registered on behalf of Zurich Institutional Benchmarks Master Fund Ltd. c/o Argent International Management Company, LLC.

        54      Gene T. Pretti has voting and/or investment power over the securities being registered on behalf of Zurich Institutional Benchmarks Master Fund Ltd. c/o Zazove Associates, LLC.

        55      No such beneficial owner may offer or sell common stock issuable upon conversion of the Notes until such beneficial owner is included as a selling stockholder in a post-effective amendment to the registration statement, of which this prospectus is a part.

        56      Assumes that any other holders of the Notes or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the Notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate described in footnote 1 above.

        57      Represents the number of shares of common stock into which $300,000,000 of notes would be convertible at the initial conversion rate described in footnote 1 above.

        58      Represents the number of shares of common stock issuable upon conversion at the initial conversion rate, divided by the sum of 146,333,770 shares of common stock outstanding as of August 12, 2003 and the number of shares of common stock into which $300,000,000 of notes would be convertible at the initial conversion rate described in footnote 1 above.

DESCRIPTION OF NOTES

        The Notes are unsecured unsubordinated obligations of IOSC and are limited to $300,000,000 aggregate principal amount at maturity and will mature on May 1, 2007. Payment in full of the principal amount of the Notes is due on May 1, 2007. The Notes bear interest at the rate of 5% per annum from November 1, 2002, payable semiannually on May 1 and November 1 of each year.

        The Notes are convertible into shares of IKON common stock, initially at the conversion price stated on the cover page of this prospectus, subject to adjustment upon the occurrence of certain events described under “ — Conversion Rights,” at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased.

Conversion Rights

        A holder may, at any time before the Notes mature, unless earlier redeemed or repurchased, convert a Note or any portion of a Note, if the portions are $1,000 or whole multiples of $1,000, into shares of IKON common stock initially at the conversion price stated on the cover page of this prospectus. The right to convert a Note called for redemption will terminate at the close of business on the redemption date for the Note, unless we default in making the payment due on the redemption date. If a holder of a Note has delivered notice of its election to have the Note repurchased as a result of a Change in Control of IKON, the Note may be converted only if the notice of election is withdrawn.

        Any Note surrendered for conversion during the period from the close of business on a record date to the open of business on the next interest payment date, must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount, unless that Note has been called for redemption on a redemption date or repurchase on a repurchase date that occurs during such period (in which case we will not be required to pay interest on such interest payment date with respect to such Note). Provided, however, that no such payment need be made to the extent interest will be deemed to be canceled, extinguished and forfeited upon conversion. IKON will not issue fractional shares of common stock upon conversion of the Notes. Instead, IKON will pay a cash adjustment (calculated to the nearest 1/100 of a share) equal to the closing price of the common stock on the conversion date, or, alternatively, at IKON’s option, IKON shall round up the conversion transaction to the next higher whole share. We will not adjust the conversion rate to account for accrued interest.

         IKON will adjust the conversion price if any of the following events occur:

(1)	IKON issues common stock as a dividend or distribution on its common stock;

(2)	IKON issues to all holders of its common stock rights or warrants to purchase its common stock at a price per share less than the then current market price per share;

(3)	IKON subdivides or combines its outstanding common stock;

(4)	IKON distributes to all holders of its common stock, capital stock, evidences of indebtedness or assets, including securities but excluding:

o	right or warrants listed in (2) above;

o	dividends or distributions listed in (1) above; and

o	cash distributions;

(5)	IKON distributes to all holders of its common stock, cash, excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of IKON and excluding any quarterly cash dividend on its common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

o	the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; or

o	3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend.

If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

(6)	IKON or one of its subsidiaries makes a payment in respect of a tender offer or exchange offer for IKON common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7)	someone other than IKON or one of its subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, IKON's board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

o	the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of IKON common stock outstanding; and

o	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

PLAN OF DISTRIBUTION

        The selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the shares of common stock from time to time after the date of this prospectus on any stock exchange or automated interdealer quotation system on which the common stock is listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the shares of common stock by one or more of the following methods, without limitation:

(a)	ordinary brokerage transactions (including block trades) and transactions in which the broker solicits purchases;

(b)	private sales or private transactions;

(c)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(d)	a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus.

        At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, we will file a prospectus supplement setting forth:

(a)	the number of shares involved;

(b)	the names of any underwriters, dealers or agents;

(c)	the price at which the shares are being offered or purchased;

(d)	any commissions or discounts or concessions allowed to broker-dealers;

(e)	any discounts, commissions or other items constituting compensation from the selling shareholder; and

(f)	any other facts material to the transaction.

        In connection with sales of the shares of common stock the selling securityholders may enter into hedging transactions with broker-dealers only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States. These broker-dealers may in turn engage in short sales of the shares of common stock and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that may in turn sell such securities. The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling securityholders may also transfer and donate shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be selling securityholders for the purposes of this prospectus.

        To our knowledge, there are currently no plans, arrangements or understanding between any selling securityholders and any underwriters, broker-dealer or agent regarding the sale of the shares of common stock by the selling securityholders.

        The shares of IKON common stock registered hereby are issuable upon the conversion of 5% Convertible Subordinated Notes due 2007 of IOS Capital, LLC, our wholly owned lease finance subsidiary. The Notes are convertible into shares of common stock at a conversion price of $15.03 per share (subject to adjustment in certain circumstances) at any time before the Notes mature, unless earlier redeemed or repurchased. The Notes were issued and sold on May 9, 2002 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling securityholders have sold all of the shares, the shares covered hereby are no longer outstanding or the holders are entitled to sell their shares under Rule 144 under the Securities Act.

         Pursuant to the registration rights agreement, we have agreed to indemnify in certain circumstances the selling securityholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay certain expenses in connection with this offering, including, in certain circumstances, the fees and expenses of counsel to the selling securityholders, but not including underwriting discounts, concessions, commissions or fees of the selling securityholders.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act rules, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        IKON will not receive any proceeds from sales of any shares by the selling securityholders.

        Because IKON can not assure you that the selling securityholders will sell all or any portion of the shares offered hereby, we cannot estimate how many shares of common stock that the selling securityholders will hold upon consummation of any sale.

        We may suspend the use of this prospectus by the selling stockholder under certain circumstances.

         Any common stock sold by a selling stockholder pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

LEGAL MATTERS

        The validity of the issuance of Shares offered hereby has been passed upon for IKON by Don H. Liu, Senior Vice President, General Counsel and Secretary to IKON.

EXPERTS

        The consolidated financial statements for each of the three years in the period ended September 30, 2002, incorporated herein by reference to our Annual Report on Form 10-K for the year ended September 30, 2002, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the "SEC," utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with a prospectus containing specific information about the selling stockholder and the terms of the securities.

        As used in this prospectus, unless the context otherwise requires, "IKON", "us" or "we" refers to IKON Office Solutions, Inc. and its subsidiaries.

AVAILABLE INFORMATION

        IKON files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that IKON files with the SEC at the SEC's public reference room at Room 1024, 450 fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1- 800-SEC-0330 for more information about the operation of the public reference rooms. SEC filings by IKON are also available at the SEC's Internet website at "http://www.sec.gov." In addition, you can read and copy the SEC filings of IKON at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The prospectus is part of a registration statement on Form S-3 under the Securities Act covering shares of our common stock issuable upon conversion of the Notes, offered by this prospectus. This prospectus does not contain all of the information in the registration statement. Certain information in the registration statement has been omitted from the prospectus in accordance with the rules of the SEC. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

INCORPORATION BY REFERENCE

        IKON discloses important information to you by referring you to documents that IKON has previously filed with the SEC or documents that IKON may file with the SEC in the future.

o	IKON's Annual Report on Form 10-K for the fiscal year ended September 30, 2002;
o	IKON's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and the quarters ended March 31, 2003 and June 30, 2003; and
o	IKON's current reports on Form 8-K, as filed with the SEC on January 24, 2003, February 26, 2003, April 10 and 24, 2003, May 16, 2003, June 3, 2003, July 16 and 25, 2003, August 1, 2003 and September 2, 2003.

        All documents filed by IKON pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto and other documents which IKON has filed with the Commission and to which reference is made hereby.

        IKON will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these filings, at no cost, either orally or by writing to IKON at the following address:

IKON Office Solutions, Inc.
Investor Relations Department
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(telephone number: (610) 296-8000)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

S.E.C. registration fee	$14,305.00
Legal fees and expenses of IKON	65,000.00
Accounting fees	40,000.00
Miscellaneous	45,000.00
Total	$164,305.00

         *All of the amounts, except for the S.E.C. registration fee, have been estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Ohio General Corporation Law provides that a corporation shall indemnify persons who incur certain liabilities or expenses in the successful defense of a suit or a proceeding brought by reason of the fact that such persons are or were directors or officers of the corporation. Pursuant to Ohio law, IKON has adopted, as part of its Code of Regulations, provisions whereby IKON shall indemnify such persons against expenses (including attorneys' fees) reasonably incurred in connection with the successful defense of such actions.

        If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under the Code of Regulations against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of IKON, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of IKON, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of IKON except that if such a person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to IKON, he cannot be indemnified unless specific court approval is obtained.

        IKON has purchased liability insurance policies covering its directors and officers to provide protection where IKON cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based upon an alleged breach of fiduciary duty or other wrongful act.

ITEM 16.  EXHIBITS

Exhibit Number	Description of Exhibits

(4.1)	Form of Certificate for Shares of Common Stock of IKON Office Solutions, Inc., filed as exhibit 4.2 to IKON's Registration Statement No. 333-47803 incorporated herein by reference*
(5)	Opinion of Don H. Liu, General Counsel to the registrant, as to the validity of the Securities*
(23.1)	Consent of PricewaterhouseCoopers LLP
(23.2)	Consent of Ernst & Young LLP*
(23.3)	Consent of Don H. Liu, General Counsel to the registrant (contained in the opinion filed as Exhibit (5) to this Registration Statement)*
(24)	Power of Attorney (Signature pages of this Registration Statement)*

*Previously filed in connection with this Registration Statement.

ITEM 17.  UNDERTAKINGS

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are bring made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the securities act of 1933, IKON Office Solutions, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Commonwealth of Pennsylvania, on the 16th day of September, 2003.

IKON OFFICE SOLUTIONS, INC. By: /s/ WILLIAM S. URKIEL (William S. Urkiel) Title: Senior Vice President and Chief Financial Officer